Exhibit 99.2

Certification

This is to certify the following information:

Shouguang Yuxin Chemical Industry Co., Ltd. and Shouguang Haoyuan Chemical Industry Co., Ltd. are tax payer enterprises operated in an ordinary manner within our bureau’s jurisdiction.  The recent rumor disseminated online regarding this company’s US$7.36 million revenue and US$110,000 net profit for 2009 has serious discrepancies with the data that this enterprise actually declared with our bureau for tax payment purposes.  The actual operating data is the data archived at the State Administration of Industry and Commerce after the annual joint examination of the State Administration of Industry and Commerce and the State Administration of Taxation.

Yangkou Taxation Sub-bureau,
Shouguang Municipal Bureau of State Administration of Taxation

[seal]

December 9, 2010